Exhibit 99.1
Corn Products International, Inc.
5 Westbrook Corporate Center
Westchester, IL 60154
NEWS RELEASE

FOR RELEASE:	CONTACT:
01/30/07 — 0530 ET	Investor:	Dave Prichard, (708) 551-2592
	Media:	Mark Lindley, (708) 551-2602
CORN PRODUCTS INTERNATIONAL REPORTS 39 PERCENT INCREASE IN
2006 FOURTH QUARTER EPS AND RECORD 2006 FULL-YEAR RESULTS
     WESTCHESTER, Ill., January 30, 2007 — Corn Products International, Inc. (NYSE: CPO), a leading global provider of agriculturally derived ingredients for diversified markets, today reported diluted earnings per share of $0.43 for the fourth quarter ended December 31, 2006, a 39 percent increase compared with diluted earnings per share of $0.31 a year ago. Net income of $33 million in the fourth quarter of 2006 rose 40 percent versus $23 million last year.
     Net sales of $687 million in the fourth quarter of 2006, a record quarterly level, improved 17 percent versus $586 million in the prior-year period. The record net sales were driven by favorable price/product mix, volumes and currency translations. All three geographic regions recorded double-digit growth in net sales.
     Gross profit of $107 million in the fourth quarter of 2006 increased 30 percent versus $82 million a year ago. Gross margins of 15.5 percent in the fourth quarter of 2006 compared with 14.0 percent in 2005. Consistent with the first three quarters of 2006, the Company’s fourth-quarter gross profit increase was due primarily to improved pricing and costs in the North American region.
     Operating income of $57 million in the fourth quarter of 2006 increased 29 percent versus $44 million last year. Increased operating expenses resulted primarily from higher variable incentive compensation, which was driven by the Company’s strong earnings results and a 45 percent stock price improvement. Operating margins expanded to 8.3 percent from 7.5 percent in 2005.
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Corn Products International — Page 2
     The fourth-quarter tax rate of 31.5 percent was favorable compared with 34.5 percent last year.
2006 Full-Year Results
     The Company reported record net sales and earnings for the year ended December 31, 2006. Net income of $124 million, or $1.63 per diluted share, in 2006 increased 38 percent compared with net income of $90 million, or $1.19 per diluted share, last year.
     Net sales of $2.62 billion grew 11 percent versus $2.36 billion in the prior-year period. Volumes, price/product mix and currency translations were positive.
     Gross profit of $416 million in 2006 rose 25 percent versus $332 million in 2005. Gross margins reached 15.9 percent in 2006 compared with 14.1 percent a year ago. Significantly higher North American results, primarily due to improved US and Canadian contract pricing, drove the increase. Net corn costs were up slightly, while energy costs increased at a double-digit rate.
     Record operating income of $224 million in 2006 was a 23 percent improvement compared with $183 million a year earlier. Variable incentive compensation, including the cost of stock option expensing, was the major reason for a 28 percent increase in operating expenses in 2006. Operating margins climbed to 8.6 percent in 2006 versus 7.8 percent in 2005.
     Net financing costs of $27 million in 2006 were $8 million lower than the prior year due primarily to capitalized interest on major projects and foreign exchange swings. The effective tax rate of 35.3 percent compared favorably with 37.5 percent in 2005, principally reflecting a change in the mix between US and foreign income.
     Overall, the Company’s diluted earnings per share increase of 44 cents in 2006 was attributable to 18 cents per share from volumes, 9 cents per share from operating margins, 7 cents per share from foreign currency translation, 6 cents per share from financing costs, and 5 cents per share from the effective tax rate. An increase in minority interest in earnings reduced earnings per share by 1 cent.
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Corn Products International — Page 3
     “It is particularly gratifying to achieve a record performance in 2006, when we celebrated our 100th anniversary year,” said Sam Scott, chairman, president and chief executive officer of Corn Products International. “Importantly, our return on capital employed, or ROCE, improved to 7.5 percent in 2006 from 6.0 percent in 2005, moving us closer to our stated target of 8.5 percent by the end of 2008. During the year, given our strong earnings growth, we also announced two increases to our quarterly dividend rate, or a combined increase of 29 percent.”
Regional Business Segment Performance
     Regional results for the year ended December 31, 2006 were as follows:
North America
Net sales of $1.59 billion increased 12 percent versus $1.42 billion in 2005, primarily due to improved price/product mix and favorable volumes and, to a lesser degree, a stronger Canadian dollar. Operating income of $130 million more than doubled from $59 million last year. All three country businesses reported solid increases in net sales and operating income. Canada and Mexico posted record operating income.
South America
Net sales of $670 million increased 11 percent compared with $603 million a year ago. Strong volume growth and favorable currency translations more than offset a reduction in price/product mix. Operating income of $84 million in 2006 fell from a record $101 million in the prior year. However, the region’s 2006 second half results improved over the first half, notably in Brazil, which was in line with the Company’s comments at the end of the first quarter. The Andean region turned in a strong 2006 performance, while lower results in Argentina were principally due to high corn and energy costs throughout the year.
Asia/Africa
Net sales of $363 million grew 8 percent versus $335 million last year as a result of higher volumes, as well as currency appreciation, particularly the South Korean won. Price/product mix was unfavorable. Operating income of $53 million was unchanged from 2005, which included a pre-tax gain of $1.8 million from a land sale in Malaysia. A strong year in Pakistan was partially offset by South Korea’s lower results.
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Corn Products International — Page 4
Balance Sheet and Cash Flow
     The Company continued to carry a strong balance sheet and excellent liquidity as of December 31, 2006.
     Cash provided by operations for 2006 was $230 million, slightly below a record $245 million in 2005. Capital expenditures in 2006, including the impact of the final year of the Argo coal boiler project, were $171 million.
2007 Outlook
     Separately, the Company announced today that it expects 2007 diluted earnings per share to increase in a range of 13 to 23 percent, to between $1.84 and $2.01, versus diluted earnings per share of $1.63 in 2006.
Conference Call and Webcast
     Corn Products International will conduct a conference call today at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) to be hosted by Sam Scott, chairman, president and chief executive officer, and Cheryl Beebe, vice president and chief financial officer.
     The call will be broadcast in a real-time webcast. The broadcast will consist of the call and a visual presentation accessible through the Corn Products International web site at www.cornproducts.com. The “listen-and-view-only” presentation will be available to download approximately 60 minutes prior to the start of the call. A replay of the webcast will be available at www.cornproducts.com.
     Individuals without Internet access may listen to the live conference call by dialing 719.457.2626. A replay of the audio call will be available through Friday, February 9 by calling 719.457.0820 and using passcode 7992482.
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     Corn Products International — Page 5
About the Company
     Corn Products International is one of the world’s largest corn refiners and a major supplier of high-quality food ingredients and industrial products derived from the wet milling and processing of corn and other starch-based materials. The Company, headquartered in Westchester, Ill., is the number-one worldwide producer of dextrose and a leading regional producer of starch, high fructose corn syrup and glucose. In 2006, Corn Products International reported net sales of $2.62 billion with operations in 15 countries at 33 plants, including wholly owned businesses, affiliates and alliances. For more information, visit www.cornproducts.com.
Forward-Looking Statement
This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company intends these forward looking statements to be covered by the safe harbor provisions for such statements. These statements include, among other things, any predictions regarding the Company’s future financial condition, earnings, revenues, expenses or other financial items, any statements concerning the Company’s prospects or future operation, including management’s plans or strategies and objectives therefor and any assumptions underlying the foregoing. These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.” These statements are subject to certain inherent risks and uncertainties. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations conveyed in these statements, based on various factors, including fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in aggregate industry supply and market demand; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we manufacture and/or sell our products; fluctuations in the value of local currencies, energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; operating difficulties; boiler reliability; our ability to effectively integrate acquired businesses; labor disputes; genetic and biotechnology issues; changing consumption preferences and trends; increased competitive and/or customer pressure in the corn-refining industry; the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism; stock market fluctuation and volatility; and our ability to maintain sales levels of HFCS in Mexico. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these risks, see Risk Factors included in our Annual Report on Form 10-K for the year ended December 31, 2005 and subsequent reports on Forms 10-Q or 8-K. This news release also may contain references to the Company’s long term objectives and goals or targets with respect to certain metrics. These objectives, goals and targets are used as a motivational and management tool and are indicative of the Company’s long term aspirations only, and they are not intended to constitute, nor should they be interpreted as, an estimate, projection, forecast or prediction of the Company’s future performance.
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Corn Products International, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended		Change	Year Ended		Change
	December 31,		%	December 31,		%
	2006	2005		2006	2005
Net sales before shipping and handling costs	$743.2	$635.5	17%	$2,843.4	$2,559.4	11%
Less: shipping and handling costs	56.5	49.9	13%	222.8	199.0	12%

Net sales	$686.7	$585.6	17%	$2,620.6	$2,360.4	11%
Cost of sales	580.1	503.9	15%	2,204.6	2,028.4	9%

Gross profit	$106.6	$81.7	30%	$416.0	$332.0	25%
Operating expenses	54.9	40.7	35%	201.9	158.0	28%
Other income, net	5.0	2.8	79%	10.4	9.2	13%

Operating income	$56.7	$43.8	29%	$224.5	$183.2	23%
Financing costs, net	6.7	6.9	-3%	27.4	34.8	-21%

Income before income taxes	$50.0	$36.9	36%	$197.1	$148.4	33%
Provision for income taxes	15.8	12.7		69.5	55.7

	$34.2	$24.2	41%	$127.6	$92.7	38%
Minority interest in earnings	1.3	0.7	86%	4.1	3.1	32%

Net income	$32.9	$23.5	40%	$123.5	$89.6	38%

Weighted average common shares outstanding:
Basic	74.4	73.8		74.1	74.7
Diluted	76.2	74.6		75.8	75.6

Earnings per common share:
Basic	$0.44	$0.32	38%	$1.67	$1.20	39%
Diluted	$0.43	$0.31	39%	$1.63	$1.19	37%

Corn Products International, Inc.
Condensed Consolidated Balance Sheets

	December 31,	December 31,
(In millions, except share and per share amounts)	2006	2005
	(Unaudited)

Assets
Current Assets
Cash and cash equivalents	$131	$116
Accounts receivable — net	357	287
Inventories	321	258
Prepaid expenses	12	11
Deferred income tax assets	16	13

Total current assets	$837	$685

Property, plant and equipment — net	1,356	1,274
Goodwill and other intangible assets	381	359
Deferred income tax assets	1	3
Investments	33	11
Other assets	54	57

Total assets	$2,662	$2,389

Liabilities and equity
Current liabilities
Short-term borrowings and current portion of long-term debt	74	57
Deferred income taxes	14	1
Accounts payable and accrued liabilities	429	366

Total current liabilities	$517	$424

Non-current liabilities	147	110
Long-term debt	480 *	471
Deferred income taxes	121	128
Minority interest in subsidiaries	19	17
Redeemable common stock (1,227,000 shares issued and outstanding at December 31, 2006 and 2005) stated at redemption value	44	29
Share-based payments subject to redemption	4	—

Stockholders’ equity
Preferred stock — authorized 25,000,000 shares- $0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares- $0.01 par value — 74,092,774 issued at December 31, 2006 and 2005	1	1
Additional paid in capital	1,051	1,068
Less: Treasury stock (common stock; 1,017,207 and 1,528,724 shares at December 31, 2006 and 2005, respectively) at cost	(27)	(36)
Deferred compensation — restricted stock	—	(1)
Accumulated other comprehensive loss	(223)	(251)
Retained earnings	528	429

Total stockholders’ equity	$1,330	$1,210

Total liabilities and equity	$2,662	$2,389

*	Includes $255 million of senior notes due July 2007 that are expected to be refinanced on a long-term basis.

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For the Year Ended
	December 31,
( In millions )	2006	2005

Cash provided by operating activities:
Net income	$124	$90
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	114	106
Decrease (increase) in working capital	(29)	60
Other	21	(11)

Cash provided by operating activities	230	245

Cash used for investing activities:
Capital expenditures, net of proceeds on disposals	(168)	(136)
Payments for investments/acquisitions	(42)	(5)

Cash used for investing activities	(210)	(141)

Cash used for financing activities:
Proceeds from (payments on) borrowings, net	16	(44)
Repurchases of common stock, net of issuances	(2)	(25)
Dividends paid (including minority interest shareholders)	(26)	(22)
Excess tax benefit on share-based compensation	6	—

Cash used for financing activities	(6)	(91)

Effect of foreign exchange rate changes on cash	1	2

Increase in cash and cash equivalents	15	15
Cash and cash equivalents, beginning of period	116	101

Cash and cash equivalents, end of period	$131	$116

Corn Products International, Inc.
Supplemental Financial Information
(Unaudited)
(In millions, except per share amounts)
I.	Geographic Information of Net Sales and Operating Income

	Three Months Ended			Year Ended
	December 31,		Change	December 31,		Change
	2006	2005	%	2006	2005	%
Net Sales
North America	$402.8	$340.1	18%	$1,587.7	$1,422.2	12%
South America	193.9	164.6	18%	670.1	603.2	11%
Asia/Africa	90.0	80.9	11%	362.8	335.0	8%

Total	$686.7	$585.6	17%	$2,620.6	$2,360.4	11%

Operating Income
North America	$31.4	$12.6	149%	$130.2	$59.0	121%
South America	25.5	29.0	-12%	83.6	101.1	-17%
Asia/Africa	10.5	10.1	4%	53.2	53.2	0%
Corporate	(10.7)	(7.9)	35%	(42.5)	(30.1)	41%

Total	$56.7	$43.8	29%	$224.5	$183.2	23%

II.	Estimated Sources of Diluted Earnings Per Share for the Year Ended December 31,
The following is a list of the major items that impacted our 2006 results. The amounts are calculated on a net after tax basis and attempt to estimate total business effects.

Earnings Per Share
Full year
2006
Diluted Earnings Per Share — December 31, 2005	$1.19
Change
Volumes	0.18
Operating margin	0.09
Foreign currency translation	0.07
Financing costs	0.06
Minority interest	(0.01)
Effective tax rate	0.05
Shares outstanding	—
Net change	0.44

Diluted Earnings Per Share — December 31, 2006	$1.63

III.	Capital expenditures
Capital expenditures, net of proceeds on disposals, for the years ended December 31, 2006 and 2005, were $168 million and $136 million, respectively. For 2007, the company anticipates capital expenditures of approximately $145 million.

IV.	Non-GAAP Information
The Company uses certain key metrics to better monitor our progress towards achieving our strategic business objectives. Among these metrics are the Total Debt to Capitalization Percentage and Return on Capital Employed Percentage (“ROCE”), which is not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). Management believes that this non-GAAP information provides investors with a meaningful presentation of useful information on a basis consistent with the way in which management monitors and evaluates the Company’s operating performance. The information presented should not be considered in isolation and should not be used as a substitute for our financial results calculated under GAAP. In addition, these non-GAAP amounts are susceptible to varying interpretations and calculations, and the amounts presented below may not be comparable to similarly titled measures of other companies.
In prior years, we calculated ROCE using the ending balances of the period being presented for the balance sheet items used in calculating the capital employed portion of the metric. We have determined that utilizing the beginning balances for the period being presented in computing capital employed is a more appropriate method and more closely aligns with how we evaluate our performance. If the ROCE calculation was performed using end of year balances to compute capital employed, the percentages for 2006 and 2005 would have been 7.1% and 5.9% respectively. Our calculations of the Total Debt to Capitalization Percentage and the Return on Capital Employed Percentage at December 31, 2006 and 2005 are as follows:
Total Debt to Capitalization Percentage

	December 31,	December 31,
(Dollars in millions)	2006	2005
Short-term debt	$74	$57
Long-term debt	480	471

Total debt (a)	$554	$528

Deferred income tax liabilities	121	128
Minority interest in subsidiaries	19	17
Redeemable common stock	44	29
Share-based payments subject to redemption	4	0
Stockholders’ equity	1,330	1,210

Total capital	$1,518	$1,384

Total debt and capital (b)	$2,072	$1,912

Debt to capitalization percentage (a/b)	26.7%	27.6%

IV.	Non-GAAP Information — continued
Return on Capital Employed Percentage (ROCE)

	December 31,	December 31,
(Dollars in millions)	2006	2005

Total stockholders’ equity *	$1,210	$1,081
Add:
Cumulative translation adjustment *	257	292
Minority interest in subsidiaries *	17	18
Redeemable common stock *	29	33
Total debt *	528	568
Less:
Cash and cash equivalents *	(116)	(101)

Capital employed* (a)	$1,925	$1,891

Operating Income	$224	$183
Effective tax rate	35.25%	37.50%
Tax at effective tax rate	(79)	(69)

Adjusted operating income, net of tax (b)	$145	$114

Return on Capital Employed (b/a)	7.5%	6.0%

*	Balance sheet items used in computing capital employed represent beginning of period balances